Exhibit 5.1

April 22, 2022

AKANDA CORP.

1a, 1b Learoyd Road

New Romney TN28 8XU

United Kingdom

Re: Registration on Form S-8 for the Akanda Corp. 2021 Equity Incentive Plan

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Akanda Corp. (the “Company”), a corporation incorporated under the laws of the Province of Ontario, in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) to be filed with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to 4,980,618 common shares in the capital of the Company (the “Shares”), to be issued pursuant to the Akanda Corp. 2021 Equity Incentive Plan (the “Plan”).

In so acting, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and the legal capacity of all natural persons. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials.

The opinions expressed herein are limited in all respects to the laws of the Province of Ontario, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.

Based upon the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares are duly authorized and, when the Shares are issued pursuant to the Plan, or upon the exercise or vesting of options, stock appreciation rights, restricted stock units or other stock-based awards granted under the Plan, as the case may be, such Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention, or changes in law that occur, that could affect the opinions contained herein. This opinion is provided for use solely in connection with the filing of the Registration Statement and may not be furnished to or relied upon by any person or entity for any other purpose without our prior written consent.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ RIMÔN QUEBEC INC.

RIMÔN QUEBEC INC.